Exhibit 99.1

TechTarget Files 8-K Following Receipt of NASDAQ Notice

Needham, MA – April 3, 2009 – Information technology (IT) media company TechTarget, Inc. (NASDAQ: TTGT) today reported that, on March 31, the Company received a Nasdaq Staff Deficiency letter indicating that it is not in compliance with the filing requirement under Nasdaq Marketplace Rule 4310(c)(14) due to its failure to timely file its Annual Report on Form 10-K for the year ended December 31, 2008.  The Company currently anticipates making all necessary filings to become current in its reporting obligations as soon as practicable. Pursuant to Nasdaq rules, the Company has 60 days (until June 1, 2009) to submit a plan to the Nasdaq staff to regain compliance with Nasdaq’s filing requirement. The Company will endeavor to become current in its reporting obligations within such 60-day period, and intends to submit a compliance plan to Nasdaq if it is unable do so. Following any such submission, Nasdaq may provide the Company with up to 180 days (until September 28, 2009), to regain compliance.
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About TechTarget
TechTarget, a leading online Information Technology (IT) media company, provides IT companies with ROI-focused marketing programs to generate leads, shorten sales cycles, and grow revenues.  With its network of 54 technology-specific websites and over 7.5 million registered members, TechTarget is a primary Web destination for IT professionals researching which products to purchase.  The company is also a leading provider of independent, peer and vendor content, a leading distributor of white papers, and a leading producer of vendor-sponsored Webcasts and Podcasts for the IT market.  Its websites are complemented by numerous invitation-only events.  TechTarget provides proven lead generation and branding programs to top advertisers including Cisco, Dell, EMC, HP, IBM, Intel, Microsoft, SAP and Symantec.

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This press release includes statements which constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release are not promises or guarantees and are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated. These statements are based on management's current expectations and assumptions and are naturally subject to uncertainty and changes in circumstances. We caution you not to place undue reliance upon any such forward-looking statements.